CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in this Schedule TO of our reports dated September 19, 2002 and September 19, 2003, relating to the financial statements of The Hyperion Strategic Bond Fund, Inc., which are incorporated by reference into such Schedule TO.

/s/ Schwartz & Hofflich LLP

Schwartz & Hofflich LLP
Norwalk, CT
August 31, 2004